Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167265) of Kimco Realty Corporation and Subsidiaries of our report dated June 29, 2011 relating to the financial statements and supplemental schedule of the Kimco Realty Corp. 401(k) Plan appearing on this Form 11-K.

/s/ BDO USA, LLP

Melville, New York

June 29, 2011